	Eye on Media Network, Inc.
	Pro Forma Balance Sheet
	August 31, 2013

			Assets
	Eye on South Florida		Eye on Media Network	Adjustments and Eliminations	Totals

Cash	$49,445		$2,500	$-	$51,945
Accounts receivable	4,600		-	-	4,600
Notes receivable	1,000		-	-	1,000
Prepaid expenses	9,580		3,000	-	12,580

Current assets	64,625		5,500	-	70,125

Property and Equipment	1,748,635			-	1,748,635
Other assets	157,844			-	157,844

Total assets	$1,971,104		$5,500	$-	$1,976,604

	Liabilities and Equity
Accounts payable and accruals	$767	$		$-	$767
Related party loan			3,000	-	3,000
					-
Current liabilities	767		3,000	-	3,767

Long-term debt	-		-	-	-

Common stock	2,469		27,690	(2,469)	27,690
Additional paid in capital	2,142,646		(24,690)	1,969	2,119,925
Retained earnings	(174,778)		(500)	500	(174,778)
					-
Total equity	1,970,337		2,500	-	1,972,837

Total liabilities and equity	$1,971,104		$5,500	$-	$1,976,604

	Eye on South Florida, Inc.
	Pro Forma Income Statement
	August 31, 2013

	Eye on South Florida		Eye on Media Network	Adjustments and Eliminations	Totals

Revenues	$25,317		$-	$-	$25,317

Operating expenses
Contract labor	39,242		-	-	39,242
Professional fees	27,286		500	-	27,786
General and administrative	7,531		-	-	7,531
Depreciation	126,036		-	-	126,036
					-
	200,095		500	-	200,595

Net income (loss)	$(174,778)		$(500)	$-	$(175,278)

Notes to Pro Forma Financial Statements

The pro forma balance sheets present the balance sheet of Eye on South Florida (EOSF) as of August 31, 2013 and the balance sheet of Eye of Media Network (EOMN) after the issuance of shares to acquire EOSF as if the acquisition had occurred on the balance sheet date.  At August 31, 2013 EOMN would have only issued 24,690,000 shares to acquire 100% of the outstanding shares of EOSF.  At January 22, 2014, EOMN actually issued 24,725,000 shares to acquire 100% of the stock of EOSF.

On August 31, 2013, Eye on Media Network would have issued 24,690,000 shares to acquire 100% of the stock of Eye on South Florida.  This stock is shown issued at the par value of EOMN since the transaction is recorded as a reverse merger.  The offset to the stock issued is posted to additional paid in capital.   In consolidation, the stock in EOSF that was held by EOMN was eliminated out, along with the retained deficit to date of EOMN.   The difference was posted to the additional paid in capital of the combined entity.   All the assets and liabilities of the combined entities survive intact.